Filed Pursuant to Rule 433

Issuer Free Writing Prospectus Supplementing

the Preliminary Prospectus Supplement

dated July 29, 2013 and the Prospectus

dated November 8, 2011

Registration No. 333-177811

July 29, 2013

PRICING TERM SHEET

$3,000,000,000

1.00% Senior Notes due 2016

Issuer:	Halliburton Company

Security:	1.00% Senior Notes due 2016

Size:	$600,000,000

Pricing Date:	July 29, 2013

Settlement Date (T+5)*:	August 5, 2013

Maturity Date:	August 1, 2016

Coupon:	1.00%

Interest Payment Dates:	February 1 and August 1, commencing February 1, 2014

Interest Payment Record Dates:	January 15 and July 15

Price to Public:	99.924%, plus accrued interest, if any, from August 5, 2013

Benchmark Treasury:	0.625% due July 15, 2016

Benchmark Treasury Price:	100-02 3/4

Benchmark Treasury Yield:	0.596%

Spread to Benchmark Treasury:	+ 43 bps

Yield:	1.026%

Optional Redemption:	Make-whole call at the greater of par or a discount rate of Treasury plus 10 bps

CUSIP:	406216BB6

ISIN:	US406216BB62

Denominations/Multiple:	$2,000 × $1,000

Anticipated Ratings** (Moody’s/S&P/Fitch):	A2 (negative) / A (stable) / A- (stable)

Joint Book-Running Managers:	Citigroup Global Markets Inc. Deutsche Bank Securities Inc. HSBC Securities (USA) Inc. RBS Securities Inc. Credit Suisse Securities (USA) LLC

Senior Co-Managers:

Barclays Capital Inc.

DnB NOR Markets, Inc.

Goldman, Sachs & Co.

J.P. Morgan Securities LLC

Merrill Lynch, Pierce, Fenner & Smith Incorporated

Mitsubishi UFJ Securities (USA), Inc.

Morgan Stanley & Co. LLC

U.S. Bancorp Investments, Inc.

Wells Fargo Securities, LLC

Co-Managers:	BBVA Securities, Inc. Lloyds Securities Inc. Scotia Capital (USA) Inc. SMBC Nikko Securities America, Inc. Standard Chartered Bank ANZ Securities, Inc. BNY Mellon Capital Markets, LLC

2.00% Senior Notes due 2018

Issuer:	Halliburton Company

Security:	2.00% Senior Notes due 2018

Size:	$400,000,000

Pricing Date:	July 29, 2013

Settlement Date (T+5)*:	August 5, 2013

Maturity Date:	August 1, 2018

Coupon:	2.00%

Interest Payment Dates:	February 1 and August 1, commencing February 1, 2014

Interest Payment Record Dates:	January 15 and July 15

Price to Public:	99.929%, plus accrued interest, if any, from August 5, 2013

Benchmark Treasury:	1.375% due July 31, 2018

Benchmark Treasury Price:	99-30+

Benchmark Treasury Yield:	1.385%

Spread to Benchmark Treasury:	+ 63 bps

Yield:	2.015%

Optional Redemption:	At any time before July 1, 2018, make-whole call at the greater of par or a discount rate of Treasury plus 12.5 bps

At any time on or after July 1, 2018, at par

CUSIP:	406216BC4

ISIN:	US406216BC46

Denominations/Multiple:	$2,000 × $1,000

Anticipated Ratings** (Moody’s/S&P/Fitch):	A2 (negative) / A (stable) / A- (stable)

Joint Book-Running Managers:	Citigroup Global Markets Inc. Deutsche Bank Securities Inc. HSBC Securities (USA) Inc. RBS Securities Inc. J.P. Morgan Securities LLC

Senior Co-Managers:

Barclays Capital Inc.

Credit Suisse Securities (USA) LLC

DnB NOR Markets, Inc.

Goldman, Sachs & Co.

Merrill Lynch, Pierce, Fenner & Smith Incorporated

Mitsubishi UFJ Securities (USA), Inc.

Morgan Stanley & Co. LLC

U.S. Bancorp Investments, Inc.

Wells Fargo Securities, LLC

Co-Managers:	BBVA Securities Inc. Lloyds Securities Inc. Scotia Capital (USA) Inc. SMBC Nikko Securities America, Inc. Standard Chartered Bank ANZ Securities, Inc. BNY Mellon Capital Markets, LLC

3.50% Senior Notes due 2023

Issuer:	Halliburton Company

Security:	3.50% Senior Notes due 2023

Size:	$1,100,000,000

Pricing Date:	July 29, 2013

Settlement Date (T+5)*:	August 5, 2013

Maturity Date:	August 1, 2023

Coupon:	3.50%

Interest Payment Dates:	February 1 and August 1, commencing February 1, 2014

Interest Payment Record Dates:	January 15 and July 15

Price to Public:	99.766%, plus accrued interest, if any, from August 5, 2013

Benchmark Treasury:	1.750% due May 15, 2023

Benchmark Treasury Price:	92-22 3/4

Benchmark Treasury Yield:	2.598%

Spread to Benchmark Treasury:	+ 93 bps

Yield:	3.528%

Optional Redemption:	At any time before May 1, 2023, make-whole call at the greater of par or a discount rate of Treasury plus 15 bps

At any time on or after May 1, 2023, at par

CUSIP:	406216BD2

ISIN:	US406216BD29

Denominations/Multiple:	$2,000 × $1,000

Anticipated Ratings** (Moody’s/S&P/Fitch):	A2 (negative) / A (stable) / A- (stable)

Joint Book-Running Managers:	Citigroup Global Markets Inc. Deutsche Bank Securities Inc. HSBC Securities (USA) Inc. RBS Securities Inc. Morgan Stanley & Co. LLC

Senior Co-Managers:

Barclays Capital Inc.

Credit Suisse Securities (USA) LLC

DnB NOR Markets, Inc.

Goldman, Sachs & Co.

J.P. Morgan Securities LLC

Merrill Lynch, Pierce, Fenner & Smith Incorporated

Mitsubishi UFJ Securities (USA), Inc.

U.S. Bancorp Investments, Inc.

Wells Fargo Securities, LLC

Co-Managers:	BBVA Securities Inc. Lloyds Securities Inc. Scotia Capital (USA) Inc. SMBC Nikko Securities America, Inc. Standard Chartered Bank ANZ Securities, Inc. BNY Mellon Capital Markets, LLC

4.75% Senior Notes due 2043

Issuer:	Halliburton Company

Security:	4.75% Senior Notes due 2043

Size:	$900,000,000

Pricing Date:	July 29, 2013

Settlement Date (T+5)*:	August 5, 2013

Maturity Date:	August 1, 2043

Coupon:	4.75%

Interest Payment Dates:	February 1 and August 1, commencing February 1, 2014

Interest Payment Record Dates:	January 15 and July 15

Price to Public:	99.794%, plus accrued interest, if any, from August 5, 2013

Benchmark Treasury:	3.125% due February 15, 2043

Benchmark Treasury Price:	90-11

Benchmark Treasury Yield:	3.663%

Spread to Benchmark Treasury:	+ 110 bps

Yield:	4.763%

Optional Redemption:	At any time before February 1, 2043, make-whole call at the greater of par or a discount rate of Treasury plus 20 bps

At any time on or after February 1, 2043, at par

CUSIP:	406216 BE0

ISIN:	US406216BE02

Denominations/Multiple:	$2,000 × $1,000

Anticipated Ratings** (Moody’s/S&P/Fitch):	A2 (negative) / A (stable) / A- (stable)

Joint Book-Running Managers:	Citigroup Global Markets Inc. Deutsche Bank Securities Inc. HSBC Securities (USA) Inc. RBS Securities Inc. Goldman, Sachs & Co.

Senior Co-Managers:

Barclays Capital Inc.

Credit Suisse Securities (USA) LLC

DnB NOR Markets, Inc.

J.P. Morgan Securities LLC

Merrill Lynch, Pierce, Fenner & Smith Incorporated

Mitsubishi UFJ Securities (USA), Inc.

Morgan Stanley & Co. LLC

U.S. Bancorp Investments, Inc.

Wells Fargo Securities, LLC

Co-Managers:	BBVA Securities Inc. Lloyds Securities Inc. Scotia Capital (USA) Inc. SMBC Nikko Securities America, Inc. Standard Chartered Bank ANZ Securities, Inc. BNY Mellon Capital Markets, LLC

Additional information relating to the Senior Notes due 2016, the Senior Notes due 2018,

the Senior Notes due 2023 and the Senior Notes due 2043 (collectively, the “Senior Notes”):

Estimated net proceeds to Halliburton Company from the offering of the Senior Notes will be approximately $2.971 billion, after deducting underwriting discounts and estimated expenses relating to the offering.

After giving effect to the issuance of the Senior Notes, Halliburton Company’s total long-term debt outstanding as of June 30, 2013 would have been $7.820 billion.

*	It is expected that delivery of the senior notes will be made against payment therefor on or about August 5, 2013, which is the fifth business day following the date hereof (such settlement cycle being referred to as “T+5”). Pursuant to Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in three business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the notes initially will settle in T+5, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement.
**	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) and related preliminary prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the preliminary prospectus supplement and the accompanying prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at (800) 831-9146, Deutsche Bank Securities Inc. toll-free at (800) 503-4611, HSBC Securities (USA) Inc. toll-free at (866) 811-8049 or RBS Securities Inc. toll-free at (800) 884-2071.